CONSENT OF INDEPENDENT REGISTERED ACCOUNTING FIRM

Vycor Medical, Inc.

3651 FAU Boulevard, Suite 300

Boca Raton, FL 33434

Gentlemen:

We have issued our report dated March 22, 2011, except for Note 5 as to which the date is August 28, 2011 accompanying the restated financial statements of Vycor Medical, Inc. as of December 31, 2010 and the related statements of operations, stockholders’ equity and cash flows for the year then ended contained in the Form S-1 under the Securities Exchange Act of 1933, as amended.  We consent to the use of the aforementioned report in the Form S-1 under the Securities Exchange Act of 1934, as amended.

We further consent to the reference to our firm under the caption “Experts” appearing in the Prospectus of such Registration Statement.

Hackensack, New Jersey

September 2, 2011